EXHIBIT 8.1

Mayer Brown LLP
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July 16, 2008		Chicago, Illinois 60606-4637

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USAA Acceptance, LLC
10750 McDermott Freeway
San Antonio, Texas 78288

Re:	USAA Acceptance, LLC
Registration Statement on Form S-3 (No. 333-131356)

Ladies and Gentlemen:

     We have acted as special tax counsel to USAA Acceptance, LLC (the “Depositor”) and USAA Federal Savings Bank (“USAA FSB”) in connection with the offering of Class A-2 Notes, Class A-3 Notes and Class A-4 Notes (collectively, the “Notes”) described in the preliminary prospectus supplement dated July 11, 2008 (the “Preliminary Prospectus Supplement”) and base prospectus dated July 11, 2008 (the “Base Prospectus”; and collectively with the Preliminary Prospectus Supplement, the “Preliminary Prospectus”) which have been filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”). As described in the Preliminary Prospectus, the Notes will be issued by USAA Auto Owner Trust 2008-3 (the “Issuer”), a trust formed by the Depositor pursuant to a trust agreement (the “Trust Agreement”) between the Depositor and Wells Fargo Delaware Trust Company, as owner trustee. The Notes will be issued pursuant to an Indenture (the “Indenture”) between the Issuer and The Bank of New York Mellon, as indenture trustee (the “Indenture Trustee”). Capitalized terms used herein without definition herein have the meanings set forth in Appendix A to the Sale and Servicing Agreement between the Depositor, the Issuer, USAA FSB and the Indenture Trustee.

     In that connection, we generally are familiar with the proceedings required to be taken in connection with the proposed authorization and issuance of the Notes and have examined copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including the Preliminary Prospectus, the Trust Agreement and the forms of the Indenture and other documents prepared in connection with the issuance of the Notes (collectively, the “Operative Documents”).

     The opinion set forth herein is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein. The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, which changes could apply retroactively. In addition, there can

Mayer Brown LLP operates in combination with our associated English limited liability partnership and Hong Kong partnership (and its associated entities in Asia).

MAYER BROWN LLP

USAA Acceptance, LLC

be no assurance that positions contrary to those stated in our opinions may not be taken by the IRS.

     Based on the foregoing and assuming that the Operative Documents with respect to the Notes are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the transaction documents in fact occur in accordance with the terms thereof, we are of the opinion that the statements, to the extent that they constitute matters of law or legal conclusions with respect thereto relating to United States federal tax matters, set forth in the Preliminary Prospectus Supplement under the heading “Certain Federal Income Tax Consequences” and in the Base Prospectus under “Certain Federal Income Tax Consequences”, which statements have been prepared by us, are correct in all material respects, and we hereby confirm and adopt the opinions set forth therein.

     We know that we are referred to under the captions referred to above included in the Preliminary Prospectus, and we hereby consent to the use of our name therein and to use of this opinion for filing of this opinion as Exhibit 8.1 to a Form 8-K filed in connection therewith, without admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the above-captioned registration statement or the Preliminary Prospectus.

Respectfully submitted,

/s/ Mayer Brown LLP

MAYER BROWN LLP